Exhibit 10.18

ANNEX 1 – AGREED FORM OF SERVICES AGREEMENT

SERVICES AGREEMENT

October 9, 2018 (the “Effective Date”)

BY AND BETWEEN

On the one part,

CODERE ONLINE MANAGEMENT SERVICES LTD, with its registered office in Level 3 (Suite no. 2265) Tower Business Centre, Tower Street Swatar, Birkirkara BKR 4013, (Malta) VAT number MT25603025, with register no. C88406 (hereinafter, “Codere” or the “Company”).

And on the other part,

Novelly Investments Limited, with its registered office in POB 146, Road Town, Tortola, British Virgin Islands, holder of Identification Number G205465 (hereinafter “NOVELLY”); and

Mr. Moshe Edree, of legal age, of British nationality, holder of Passport number 538990693, with professional domicile at England. He will hereinafter be referred to as “Mr. Edree”. Mr. Edree acts in his own name in order to personally and directly assume the obligations contained in this Agreement that expressly refer to him.

The parties shall hereinafter be referred to collectively as the “Parties” and individually as a “Party.”

The Parties mutually acknowledge their necessary legal capacity to contract and bind themselves, to which effect

WITNESSETH

I.	Whereas Codere is a company part of an international group, the Codere Group, that engages in the gaming and gambling industry in a number of jurisdictions.

II.	Whereas Mr. Edree (as defined below) is the majority holder of the issued share capital and the key manager of NOVELLY, a British Virgin Island company, and has majority voting powers and right to elect the board members of NOVELLY (hereinafter “Control”), that engages in NOVELLY.

III.	Whereas NOVELLY and Mr. Edree have experience and is a reputed expert in the field of online and digital businesses and, in particular, in the areas of management, marketing and development of online projects for the gaming and gambling industry.

IV.	Whereas, Codere is interested in (i) boosting its online and digital division (the “OD”) in accordance with the on-line strategic business plan (the “OLBP”) of the Company attached hereto as Annex III, which has been approved by its Board of Directors on the Board meeting held on May 17th 2018) and (ii) developing omni-channel capabilities of the Codere Group.

V.	Whereas, in light of the above, the Parties have agreed to enter into the present services agreement (the “Agreement”), in keeping with the following:

CLAUSES

1.	PURPOSE

1.1.	By virtue of the present Agreement, NOVELLY and Mr. Edree (the latter to the extent and for the purposes expressly stated herein) agree to provide Codere and its group of companies (collectively, the “Codere Group”) with the services described and under the terms and conditions of this Agreement.

1.2.	NOVELLY and Mr. Edree shall provide such services as required by the Chief Executive Officer of Codere, which will include, but are not limited to, the following (the “Services”):

a)	lead the online division of Codere and, concretely, the management of the online business of Codere Group, including a potential license in Malta, reporting to the Company’s CEO;

b)	develop and prepare a three-year business plan for the online division of the Codere Group;

c)	develop and prepare the annual budget for the online division of the Codere Group and support the development of the omni-channel capabilities of the Codere Group;

d)	undertake such activities as are necessary or desirable to execute the OLBP and operating budget for the online division of Codere Group;

e)	negotiate and manage strategic agreements with third parties regarding the online division in support of the Codere Group;

f)	support the Codere Group in any recruiting (as employees of the Codere Group) of necessary talents to implement the OLBP, to complement those of the Codere Group, leveraging on their extended network of relationships.

g)	support the Codere Group in leading, providing relevant directions and organizing the online team in all and any jurisdictions where the Codere Group operates.

h)	upon solicited by the CEO, provide updates and information to the Board of Directors of Codere regarding the strategic, financial, and business condition of each of the companies in the Codere Group by the deadlines and in the form agreed between NOVELLY and the CEO, CFO or Board of Directors;

i)	assist in and support any financing activities directly related to the services listed in Sub-clauses a) through h) above, under the direction of the CFO and CEO of Codere Group; and

j)	actively promote and facilitate the knowledge sharing between retail and online teams, relating thereto.

Any reference in this Agreement to “Budget” shall mean any financial or operational plan that estimates income and expenses for any given year. For the avoidance of doubt, it shall also include cash-flow needs or surplus and capital expenditures needs for the relevant period.

1.3.	In performing the duties hereunder, NOVELLY and Mr. Edree will be subject to the rules of the Codere Group including its compliance plan and procedures and, consequently, shall act honestly and in good faith with a view to the best interest of the Codere Group, and shall exercise the care, diligence and skill that a reasonably prudent businessman and relevant market standards would exercise in comparable circumstances. NOVELLY and Mr. Edree will comply with all policies of the Codere Group, including without limitation, the Insider Trading Policy, as amended from time to time (the “Policy”) and with all codes of conduct/ethics applicable from time to time to senior executives and services suppliers set by the compliance department of Codere Group to the extent actually submitted by e-mail to NOVELLY’s email address provided for this purpose. A copy of the current Policy is attached as hereto as Annex 1.3. To the extent that there is any conflict between the terms and conditions of this Agreement and those in the Policy, the terms and conditions of the Policy shall prevail.

1.4.	The Services shall be provided, and the relevant fees (as described in Clause 3 below) shall be paid, provided the following assumptions are complied with:

a)	Codere will fund (i) all investments required for the development of the online division, in accordance with the OLBP to be approved by its Board of Directors and (ii) all marketing investments (retention, acquisition and branding) of the online division, with fifty (50) % of global Codere brand spend allocated to the online division. All relevant brand expenses will be discussed and approved in Codere´s marketing committee;

b)	on-line platform and sports betting product will be provided by the respective Codere´s division (currently led by Mr. Felipe Ludeña). In this respect, the Parties acknowledge that a separate service level agreement will be negotiated and executed after the signing of this Agreement;

c)	the online division will pay a fifty (50) % affiliation fee to the Codere retail business units for digital revenues that will be derived from existing land-based customers; and

d)	all costs and expenses associated with Codere´s online activity, including but not limited to charges for its employees, technology platform, branding, third party service providers, rent, services, and corporate support functions will be allocated to such online division. Common fixed costs will be allocated on reasonable basis and according to market standards.

For the sake of clarity, the Parties acknowledge that NOVELLY and Mr. Edree shall not bear any costs and/or expenses related to the execution of any of the recommendations and/or actions deriving from the Services and/or the performance thereof, all of which to the extent so decided by Codere, shall be borne exclusively by Codere. NOVELLY and Mr. Edree shall abide by the Budget and shall ask for relevant authorization upon incurrence of any costs or expenses related to the Services that are not, in any respect, included in the foregoing assumptions.

1.5.	In addition to the Services to be provided by NOVELLY, Mr. Edree shall also be appointed as (i) a member of the marketing committee of Codere and (ii) any other committee of the Company reasonably considered by the CEO of Codere as part of the necessary coordination between retail and digital businesses across the Codere Group. The consideration for this position(s) is, in any case, included in the consideration stated in the following Clause 3, and shall be considered as part of NOVELLY and Mr. Edree’s assignment under this Agreement.

2.	DEDICATION

2.1.	It is expected that Mr. Edree, personally and NOVELLY, will have an exclusive dedication to the provision of the Services hereunder. For clarity purposes only, Codere acknowledges that Mr. Edree has certain holdings in other companies which are disclosed in Annex 2.1, which are unrelated to those in this Agreement. Accordingly, NOVELLY and Mr. Edree shall be free to manage time, energy, efforts and skills as they see fit as long as both comply with the above mandatory percentage of dedication and duties are performed in a timely manner and at an adequate level and standard of quality.

2.2.	The contractual relationship between Codere and/or the companies of Codere’s Group, NOVELLY and Mr. Edree and/or their successors is and shall be of mercantile nature. NOVELLY and/ or Mr. Edree and/or their successors are independent professionals and nothing in this Agreement shall constitute or be deemed to constitute a partnership between Codere and NOVELLY and/ or Mr. Edree or constitute or be deemed to constitute NOVELLY and/or Mr. Edree or, if applicable, their successors as an agent, partner, employee, investment advisor or representative of the Codere Group for any purpose whatsoever. NOVELLY and Mr. Edree shall be deemed to be independent contractors and Mr.Edree shall not be deemed to be employed by any of the companies of the Codere Group.

2.3.	Codere is hereby contracting with NOVELLY and Mr. Edree (to the extent and for the purposes expressly mentioned herein) for the Services. NOVELLY and Mr. Edree reserve the right to determine the method, manner and mean by which the Services will be performed, without prejudice to the terms and conditions contained in this Agreement. NOVELLY and Mr. Edree and/or their successors shall have no authority or power to bind Codere (and/or the companies of Codere’s Group) in any way or for any purpose.

2.4.	NOVELLY and Mr. Edree and, if applicable, their successors must fulfil the obligations inherent to their position as independent professionals and contractors, which include:

a)	obtaining, to the extent required, all permits, authorisations and licenses needed to render the Services to Codere; and,

b)	complying fully and punctually with all tax, labor and social security obligations incumbent, if any, upon it in relation to the Services.

3.	FEES

3.1.	In consideration for the Services provided, NOVELLY will receive from Codere the fixed fees, the variable fees, and the SF (as defined in Section 3.1(c) below) as indicated below:

a)	Fixed Fees

From the date hereof until the termination of the Agreement, NOVELLY will receive, prorated, a fixed annual fee equivalent to TWO HUNDRED FIFTY THOUSAND EUROS (€250,000) gross (the “Fixed Fees”). The Fixed Fees will be paid in twelve (12) equal monthly installments, no later than the 9th of each month, each of them upon receipt of the relevant duly issued invoice by Codere in accordance with the notices mechanism stated under following Clause 9.

b)	Variable Fees

NOVELLY shall receive from Codere an annual variable fee of up to € 125,000 depending on the fulfilment of the objectives established for each full calendar year in the Budget, measured in terms of EBITDA (60%), and Net Gaming Revenue (40%).

Such variable fee will be paid no later than March 31 of each calendar year.

EBITDA = Revenue - Expenses (excluding income tax, interest, depreciation and amortization). Or, equals net income plus interest, income taxes, depreciation and amortization.

Net Gaming Revenue = the gross total bets, less the payout from any transaction, less returns, bonuses and chargebacks.

c)	Success Fee (“SF”)

The SF will be an 8% share of the incremental value that is created by the OD as a consequence of the Services rendered by NOVELLY. The incremental value (IV) that is the basis of the SF will be calculated as follows:

IV= EV-BV-IC

Where:

EV = Exercise Value. Which will be calculated on the lapse of the fifth (5th) anniversary of the Effective Date (“Exercise Date”). It will be calculated as 9 times the normalized run rate EBITDA [last 6 months up to the first semester of 2023 multiplied by 2] (taking out any reasonable marketing expenses incurred for growth and non-recurring items).

BV = Base Value. Which will be calculated as a nine (9) times the normalized run rate EBITDA [last 2017 quarter multiplied by 4] of 2017 (taking out any reasonable marketing expenses incurred for growth and non-recurring items), capitalized up to the Exercise Date at a rate of 8% per annum. NOVELLY can conduct a due diligence of the Company´s 2017 OD income statement, at his own expense.

IC = Invested Capital. Which will be calculated as the total investment made by Codere whether in cash, assets or other form of contribution (at fair market value) to the OD from the Effective Date, capitalized up to the Exercise Date at a rate of 8% per annum.

The SF will vest at a rate of twenty (20)% per year and will be fully vested on the fifth anniversary of the Effective Date (the “Exercise Date”), unless there is a Company Sale Event, defined as:

(a)	a transaction involving a binding offer to acquire (together with the shares held by the prospective purchaser and any related parties) 100% of the shares in the Company for cash consideration that is successfully completed (provided that it shall be deemed to have been successfully completed if the purchaser achieves control in the Company as a result of such transaction); or

(b)	a transaction involving a binding offer to acquire (together with the shares held by the prospective purchaser and any related parties) at least 51% of the shares in the Company for cash consideration that is successfully completed; or

(c)	a merger of the Company resulting in a change of control of the Company.

If a Company Sale Event occurs the SF will be immediately considered fully vested at 100% on the consummation of the Sale Event.

The resulting SF amount will be subject to:

(a)	A maximum of €10 million.

20% of the SF will be payable only if the total shareholder return targets (“TSR”) of the whole Company are achieved in accordance to Codere’s management long term incentive plan.

“TSR” means the result of the following formula:

TSR = (Final Price + Dividends) / Initial Price

Where:

“Dividends” means the aggregate gross sum of all dividends paid per share by the Company to its shareholders from December 31st 2017 to April 30th 2021;

“Final Price” means the Price of each share of the Company on April 30th 2021 converted to USD at the then prevailing foreign exchange rate if the price is quoted in a currency other than USD;

“Initial Price” means USD 0.3655 per share; and

TSR targets are met if the TSR is above 3.5.

(b)	eighty (80) % of the SF will be paid independently of the TSR targets;

(c)	Claw back provisions: twenty-five (25) % of the due payments will be made with restricted shares of the Company and will be effectively released to NOVELLY upon the first (1st) anniversary of the Exercise Date and only if the run-rate EBITDA [based on the last six months multiplied by 2 at the anniversary] normalized for growth expenses [taking out any reasonable marketing expenses incurred for growth and non-recurring items] at such first (1st) anniversary has not deteriorated by more than 15% compared to the run-rate EBITDA used to calculate the SF.

The Company will calculate the SF and it will be approved by the Audit Committee of the Board of Directors of Codere and/or any other internal Codere body, as applicable. If NOVELLY does not agree with the calculations, the Audit Committee will hire a reputable independent expert to calculate the SF.

If the SF is higher from what was calculated by the Company, then the costs of the expert will be paid by the Company, and vice versa, in any case to the extent such costs are duly justified and reasonable.

Once the first SF is paid up, a new SF with similar characteristics may be negotiated between the Parties. The BV of a subsequent SF will be the EV of the previous one.

Notwithstanding the foregoing, should the EBITDA on the third (3rd) anniversary of the agreement negatively deviate by a delta equal to or higher than 25% from the OLBP, the SF will consequently be reduced by 25%.

3.2.	Unless otherwise agreed, all payments hereunder shall be made by wire transfer into an account which NOVELLY shall expressly designate for such purpose.

3.3.	All payments made to NOVELLY shall bear VAT or any other taxes, as applicable, which will be included in the relevant invoices to be paid to NOVELLY.

4.	TERM AND TERMINATION

4.1.	Subject to the Parties’ rights and obligations, the following provisions shall govern the term and termination of this Agreement. For the avoidance of doubt, when reference is made to a certain percentage of the SF, it will be understood to refer to the SF calculated at the Exercise Date as per Clause 3 above.

4.1.1.	Term

This Agreement shall take effect as of the Effective Date and shall remain in force until the third (3rd) anniversary of the Effective Date (the “Term”), unless terminated in accordance with the terms hereof.

4.1.2.	Renewal

Once the Term is elapsed and subject to compliance with the Parties’ rights and obligations, this Agreement will be automatically renewed for an additional two (2) year period.

4.1.3.	Termination by Codere with Cause

Codere may terminate this Agreement at any time with Cause, subject to a thirty (30) day prior written notice and provided that NOVELLY failed to cure the claimed breach within the notice period, in which case NOVELLY pay and benefits will cease as of the date of termination. NOVELLY shall not be entitled to the SF.

4.1.4.	Non-renewal

a)	Once the Term is elapsed, Codere may terminate this Agreement on providing at least two (2) months prior written notice to NOVELLY. In this event, NOVELLY shall be entitled to receive the 100% of SF on the Exercise Date.

b)	On the other hand, once the Term is elapsed, NOVELLY may terminate this Agreement on providing at least two (2) months prior written notice to Codere in which case, NOVELLY shall be entitled to receive 30% of the SF on the Exercise Date. For the purposes of clarification, should NOVELLY terminate this Agreement without Good Reason before the lapse of the Term, then NOVELLY pay and benefits will cease as of the date of termination and NOVELLY shall not be entitled to the SF.

4.1.5.	Termination as a result of Death or Disability

In the event of Mr. Edree’s Death or Disability, this Agreement shall immediately terminate, in which case NOVELLY pay and benefits will cease as of the date of Death or Disability. This notwithstanding, Mr. Edree’s lawful estate shall be entitled to receive the percentage of the SF that is equal to the number of full calendar months counted from the Effective Date until the date of Death or Disability divided by 60 on the Exercise Date.

4.1.6.	Termination as a Result of Change of Control in NOVELLY

Mr. Edree expressly acknowledges that it is an essential element for Codere to enter into this Agreement that NOVELLY is, at all times during the term of this Agreement, directly controlled by Mr. Edree (i.e. Mr. Edree must retain more than 50% of the shareholding in NOVELLY, or have equivalent means of directly controlling NOVELLY by way of vote, as defined in applicable law under the concept of “control”). In the event that this would no longer be the case, for any reason whatsoever, this Agreement shall immediately terminate and NOVELLY shall not be entitled to the SF.

4.1.7.	Resignation with Good Reason

NOVELLY may terminate this Agreement with Good Reason at any time, on providing a one (1) month prior written notice to Codere, in which case NOVELLY’s pay and benefits will cease as of the actual date of termination and NOVELLY shall be entitled to receive the greater of the following: (i) 60% of SF; or (ii) the percentage of the SF that is equal to the number of full calendar months counted from the Effective Date until the date of termination for Good Reason, divided by 60 on the Exercise Date.

NOVELLY may terminate this Agreement in the event of a material breach by Codere of its obligations under this Agreement on providing a three (3) month notice to Codere. Should Codere fail to cure or remedy the breach during such notice period, then NOVELLY shall be entitled to receive 100% of the SF on the Exercise Date.

4.2.	Without prejudice to termination, Clauses 3, 4.2, 5, 6, 7, 9, 10, 11 and 14 will survive the termination of the Agreement.

4.3.	For the purposes of this Clause 4, the terms used above will be understood to have the following meanings:

“Cause” means:

(A) in the event NOVELLY and/or Mr. Edree:

(a)	knowingly or recklessly appropriate any business opportunities of the Codere Group to themselves or to any person other than Codere or the Codere Group;

(b)	materially breach or threat to breach obligations including, but not limited to, (i) non-competition obligations, (ii) confidentiality provisions, (iii) material underperformance of the online division versus the annually agreed OLBP (where “material underperformance” shall be understood to occur in the event that the EBITDA or Net Gaming Revenues deviate by thirty (30)% or more in one (1) year in aggregate), (iv) breach of preferred treatment rule, and (v) dedication of less than 75% of the working time of Mr. Edree to the provision of the Services;

(c)	any of them is found guilty of committing any criminal offence or is declared unsuitable by any competent gaming or other authority;

(d)	(i) deliberately cause material harm (whether by act or omission) to the business of the Codere Group, or

(ii) act or fail to act in a manner which constitutes a conflict of interest with the Codere Group and which results, or is reasonably expected to result, in a material harm to the Codere Group’s business;

(e)	repeatedly or fundamentally refuse without reasonable reason, to perform duties and/or tasks under this Agreement, provided that such refusal was not cured within the notice period set forth in Clause 4.1.3 above (but for greater certainty, consistent refusal and subsequent curing upon the provision of notice shall not be permitted hereunder in order to circumvent the definition of cause); or

(f)	violate in any material respect any policies of Codere or the Codere Group, which have been properly disclosed to NOVELLY in writing.

(B) in the event that the Spanish Securities Exchange Commission (CNMV) or any other stock exchange commission or authority on which Codere or any successor entity is listed, requires that NOVELLY and/or Mr. Edree rendering of the Services should cease for any reason.

“Good Reason” means: (i) a material deterioration in NOVELLY and/or Mr. Edree’s scope of work in effect immediately prior to such deterioration (but excluding any change resulting necessarily as a result of Codere becoming a business unit within another entity), or (ii) a change in management of Codere that has a substantial negative impact on the performance of the Services or on the OLBP.

“Disability” means a physical or mental impairment that substantially limits a major life activity and that precludes Mr. Edree’s performing all of the essential functions of his position for a period of more than six (6) consecutive months.

5.	NON-COMPETITION

5.1.	Definitions

For the purposes of Clause 5, the terms used above will be understood to have the following meanings:

“compete” means to undertake, carry on, be engaged in, be concerned with, have any financial or other interest in, provide any financial assistance to, guarantee the debts or obligations of, provide any consulting or advisory services to, permit his or its name or any part of his or its name to be used by, be employed by, be associated with, or be otherwise involved in, and “competition” has a comparable meaning.

“Business” means the business of developing, marketing, licensing, distributing, providing services with respect to, and/or operating gaming activities.

“Client” means any Person from whom the Codere Group has obtained any business or solicited any business from during the twenty-four (24) months preceding the termination of this Agreement.

“Competitor” means any Person that is contemporaneously active in gaming activities.

“Person” includes (a) any corporation, limited liability company, partnership, governmental authority, joint venture, fund, trust, association, syndicate, organization, or other entity or group of persons, whether incorporated or not, and (b) any individual, including in his or her capacity as trustee, executor, administrator, or other legally appointed representative.

“Territory” means the territories where the Codere Group is operating (or in which it might operate in the future) at any time during the term of this Agreement, as applicable.

5.2.	Non-competition

During the term of this Agreement and for a period of eighteen (18) months after its termination for any reason, NOVELLY and Mr. Edree shall not, for any reason directly or indirectly, provide services equal or similar to the Services provided under this Agreement, to a Competitor of Codere or its Group that is or will be the same, or that is or will be in competition with, any part of the Business in any part of the Territory. Notwithstanding the above, the period following the termination of the Agreement, as set forth above, shall not apply in the event of termination by NOVELLY for Good Reason.

The list of companies attached here to as Annex 5.2 shall be considered excluded from the definition of “Competitor” for the purposes of this Clause only.

5.3.	Non-solicitation of Clients

During the term of this Agreement and for a period of twenty-four (24) months after its termination for any reason, NOVELLY and Mr. Edree shall not, for any reason and whether directly or indirectly, do or attempt to do any of the following (provided that the period following the termination of the Agreement, as set forth above, shall not apply in the event of termination by NOVELLY for Good Reason):

a)	solicit, divert, or take away the Business of any Client or business partner of the Codere Group,

b)	influence, encourage, persuade, or induce any Client or Business partner to cease or refrain from doing Business with the Codere Group, or

5.4.	accept the business of, perform duties for, or supply or procure any goods or services to, any Client or business partner of the Codere Group.

5.5.	Non-solicitation and non-hiring of employees

During the term of this Agreement and for a period of twenty-four (24) months after its termination for any reason (provided that the period following the termination of the Agreement, as set forth above, shall not apply in the event of termination by NOVELLY for Good Reason), NOVELLY and Mr. Edree shall not, for any reason and whether directly or indirectly, do or attempt to do any of the following:

(i)	employ, engage, offer employment or engagement to, or solicit the employment or engagement of,

(A) any individual whom Codere, the Codere Group or any other affiliate of Codere employs or engages as a consultant as of the termination of this Agreement, whether or not that individual would commit a breach of his or her terms of employment or contract by leaving such entity’s employ or engagement, or

(B) any individual who has resigned from or terminated his or her engagement by Codere, the Codere Group or any other affiliate of Codere less than ninety (90) days before his or her employment, engagement, offer of employment or engagement, or solicitation by NOVELLY and/or Mr. Edree, or

(ii)	influence, encourage, persuade, or induce any current employee or consultant of Codere, the Codere Group or any other affiliate of Codere to terminate his or her employment or engagement or become employed or engaged by any Person other than Codere or the applicable affiliate of Codere.

(iii)	The above notwithstanding, the placing of an advertisement for a post generally available to a member of the public and which was not targeted or aimed at any such employee, and the recruitment of a person as a result of a response to the said advertisement or through a recruitment or employment agency performing a generalised recruitment search shall not constitute a breach of this Clause 5.5.

5.6.	Non-interference

During the term of this Agreement and for a period of twenty-four (24) months after its termination for any reason, NOVELLY and Mr. Edree shall not, for any reason and whether directly or indirectly, do or attempt to do any of the following:

a)	interfere with the Business of the Codere Group, or

b)	influence, encourage, persuade, or induce any Client, business partner or supplier of the Codere Group to discontinue or alter in any adverse manner that Person’s relationship with the Codere Group.

5.7.	Extent of obligations

NOVELLY and Mr. Edree’s obligations under this Section 5 extend to any actions carried out by NOVELLY and/or Mr. Edree on their own behalf or on behalf of any other Person, directly or indirectly, in any capacity.

5.8.	Reasonableness of restrictions

NOVELLY and Mr. Edree acknowledge that his agreement to be bound by the obligations under this Clause 5 (including the scope, term, and Territory of these obligations) (i) were a material inducement for Codere to enter into this Agreement, and (ii) are reasonable to adequately protect the Codere Group and its business interests.

5.9.	Enforcement of restrictions

If any restriction imposed under this Clause 5 is, for any reason and in any jurisdiction, held to be excessively broad, whether as to scope, term, Territory, or otherwise, that restriction will be interpreted, in that jurisdiction, by limiting the particular term so as to be enforceable to the extent compatible with the applicable law in that jurisdiction.

5.10.	Equitable remedies

NOVELLY and Mr. Edree acknowledge that breach of this Clause 5 would not be susceptible to adequate relief by way of monetary damages only. Accordingly, Codere may, in that case, apply to court for any applicable equitable remedies (including injunctive relief).

6.	CONFIDENTIALITY

6.1.	For the purposes of the present Agreement, confidential information shall be considered all information about the Codere Group and its business, which may be provided to NOVELLY and Mr. Edree verbally, in writing, or by any other means or medium, whether tangible or intangible, currently known or which the state of the art in the future makes possible or which by any other medium reaches NOVELLY and/or Mr. Edree (the “Confidential Information”). This includes but is not limited to reports, memoranda, analyses, studies, presentations, and other writings in general, such as graphics, tables, designs, and computer applications for any of the Codere Group projects, products, or businesses, its client list, data bases, contacts, industrial secrets, etc., which are not generally known outside Codere or which does not enter the public domain by a means other than breach of the confidentiality agreement by NOVELLY, Mr. Edree or a third party. Notwithstanding the foregoing, Confidential Information shall not include information that: (i) is now or subsequently becomes generally available in the public domain through no fault or breach by way of an act or omission on the part NOVELLY and/or Mr. Edree; (ii) NOVELLY and/or Mr. Edree can reasonably demonstrate in their records to have had rightfully in their possession prior to disclosure of the Confidential Information; (iii) NOVELLY and/or Mr. Edree rightfully obtained from a third party who has the right to transfer or disclose it, without default or breach of any confidentiality undertaking to Codere; and (iv) NOVELLY and/or Mr. Edree can reasonably demonstrate in their records to have independently developed, without breach of this Agreement and use of or reference to the Confidential Information, or to any part thereof. Furthermore, NOVELLY and/or Mr. Edree shall not be deemed to be in breach of their obligations set forth in this Clause 6, in the event that the Confidential Information is required to be disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that to the extent permissible NOVELLY and/or Mr. Edree provide prompt notice of such court order or requirement to Codere to enable Codere to seek a protective order or otherwise prevent or restrict such disclosure.

6.2.	NOVELLY and Mr. Edree acknowledge that they have been and will be entrusted with Confidential Information and trade secrets (including information and trade secrets conceived, originated, discovered or developed by the officers, employees or consultants either employed by or retained by the Codere Group) concerning the business and affairs of the Codere Group and its officers, employees, consultants, suppliers, vendors, customers and potential customers and the disclosure of any such detailed Confidential Information and trade secrets to those outside of the Codere Group or to the general public would be highly detrimental to the best interests of the Codere Group. NOVELLY and Mr. Edree further acknowledge and agree that the right to maintain confidential such detailed Confidential Information and trade secrets constitutes a valid proprietary right which the Codere Group is entitled to protect and that such confidential information and trade secrets shall be held by NOVELLY and Mr. Edree in a fiduciary capacity and solely for the benefit of the Codere Group.

6.3.	Both during the Term of this Agreement and until a five (5) year period after its termination for any reason is elapsed, NOVELLY and/or Mr. Edree:

a)	may not divulge the Confidential Information to any other person or company, whether in Spain or abroad, without Codere's express authorization.

b)	must maintain strict secrecy regarding the characteristics and peculiarities of Codere's operation and businesses in regard to the Confidential Information.

c)	must treat any information with respect to Codere's clients to which they have access by virtue of this Agreement and providing the Services as Confidential Information and, in particular, undertake to refrain from using such information in his own benefit or that of a third party.

7.	OWNERSHIP OF INTELLECTUAL PROPERTY

All discoveries, inventions, designs, works of authorship, improvements and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets), and all records and copies of records relating to the foregoing, that

a)	result or derive from the provision of NOVELLY and/or Mr. Edree’s Services or knowledge or use of Confidential Information;

b)	are conceived or made by NOVELLY and/or Mr. Edree (individually or in collaboration with others) in the provision of the Services hereunder;

c)	result from or derive from the use or application of the resources of the Codere Group; or

d)	relate to the business operations of actual or demonstrably anticipated research and development by the Codere Group (collectively, the “Developments”),

will be the exclusive property of the Codere Group, and the Codere Group will have sole discretion to deal with Developments. For greater certainty, all work done during the term of this Agreement by NOVELLY and Mr. Edree for the Codere Group is a work for hire of which the Codere Group is the first author for copyright purposes and in respect of which all copyright will vest in the Codere Group. NOVELLY and Mr. Edree hereby assign and agree to assign all rights, title and interest in the Developments to the Codere Group or its nominee.

NOVELLY and Mr. Edree will keep complete, accurate and authentic notes, reference materials, data and records of all Developments in the manner and form reasonably requested by the Codere Group. All these materials will be Confidential Information upon their creation and will be disclosed promptly to the Codere Group.

To the extent allowed by applicable law, NOVELLY and Mr. Edree hereby irrevocably waive all moral rights howsoever arising under legislation in any applicable jurisdiction, or at common law, that NOVELLY and/or Mr. Edree may have now or in the future with respect to the Developments, including, without limitation, any rights NOVELLY and/or Mr. Edree may have to have their name being associated or not associated with the Developments, any rights NOVELLY and Mr. Edree may have to prevent the alteration, translation or destruction of the Developments, and any rights NOVELLY and/or Mr. Edree may have to control the use of the Developments in association with any product, service, cause or institution. NOVELLY and Mr. Edree agree that this waiver may be invoked by the Codere Group, and by any of its authorized agents or assignees in respect of any or all of the Developments.

NOVELLY and Mr. Edree will do all further things that may be reasonably necessary or desirable in order to give full effect to the foregoing. If NOVELLY and Mr. Edree’s co-operation is required in order for the Codere Group to obtain or enforce legal protection of the Developments following the termination of this Agreement, NOVELLY and Mr. Edree will provide that co-operation, at the cost and expense of Codere.

8.	PERSONAL DATA PROTECTION

The Parties undertake to treat the personal data to which they have access, as provided by the other Party for the proper provision of the Services described in the present Agreement in keeping with the indications of the other Party, as well as to refrain from divulging such data to third parties, not even to conserve them, and to apply the legally required security measures to preserve the integrity, confidentiality, and availability of the personal data.

9.	NOTICES

9.1.	Any notices or requests relating to the present Agreement shall be sent to the addresses given at the outset of this Agreement, or any other address for which they have served notice as provided in this Clause, provided that any notice to Codere shall include a copy (which shall not serve as notice) to the Chief Executive Officer or the Board of Directors of Codere.

9.2.	Notices may be served by any means allowed by law which permits verification of reception.

10.	APPLICABLE LAW AND JURISDICTION

10.1.	This Agreement shall be governed and interpreted in accordance with Spanish legislation.

10.2.	Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be referred to and finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce then in force (the "ICC Rules"). The number of arbitrators shall be 1 (one). The seat of arbitration shall be Paris, France. The arbitration proceedings shall be conducted, and the award shall be rendered, in English. Any award rendered by the arbitrator shall be in writing, state the reasons on which it is based and shall be final and binding upon the Parties.

11.	ACKNOWLEDGEMENTS

11.1.	NOVELLY and Mr. Edree acknowledge that:

a)	the performance of the Services as services providers of the Codere Group does not breach any agreement or other obligation to keep confidential the proprietary information of any third party;

b)	NOVELLY and Mr. Edree are not bound by any agreement with or obligation to any third party that conflicts with their obligations as a services providers of the Codere Group;

c)	NOVELLY and Mr. Edree have received a copy of this Agreement;

d)	NOVELLY and Mr. Edree have had sufficient time to review and consider this Agreement thoroughly;

e)	NOVELLY and Mr. Edree have read and understand the terms of this Agreement and their obligations under this Agreement;

f)	NOVELLY and Mr. Edree have been given an opportunity to obtain independent legal advice, or other advice as they may desire, concerning the interpretation and effect of this Agreement, and by signing this Agreement, NOVELLY and Mr. Edree have either obtained advice or voluntarily waived the opportunity to receive same; and

g)	this Agreement is entered into voluntarily by NOVELLY and Mr. Edree.

11.2.	NOVELLY and Mr. Edree (the latter to the extent expressly referred to in this Agreement) hereby agree to defend, indemnify and hold the Codere Group (and/or its assignee, as the case may be) harmless from any and all claims and/or demands (hereinafter “Claim”), giving rise to liabilities, damages, losses, reasonable and documented costs and expenses (including, without limitation, attorney's fees) incurred by the Codere Group (and/or its assignee, as the case may be) as a result of (i) NOVELLY and/or Mr. Edree's failure to fulfil their obligations hereunder and/or (ii) any tax and/or labour claim filed by any tax or labour authority against the Codere Group (and/or its assignee, as the case may be) as a consequence of the terms and conditions of this Agreement. In any of the above (i) and (ii) cases, provided that the following is fulfilled: (i) Codere Group notifies NOVELLY in writing of any Claims immediately on becoming aware of any such potential or actual Claim, so as not to prejudice NOVELLY in its defence or settlement thereof; (ii) the Codere Group shall assist NOVELLY on a best efforts basis in the conduct of defence of any such Claim, including by providing any relevant information in relation thereto; and (iii) NOVELLY shall have sole control of the management, conduct and negotiation and defence of any such Claim as long as there is no potential or actual impact on the Codere Group or the Business and shall keep Codere informed of all relevant actions and steps taken in such defence at all times.

11.3.	The Codere Group shall be entitled to bring action or claims and/or have recourse, jointly and severally, against NOVELLY and Mr. Edree, for the breach by NOVELLY and/or Mr. Edree of the following Clauses:1.2 (scope of Services), 1.3 (compliance with Codere Group Policy), 2 (Dedication), 4 (Termination), 5 (Non-Competition); 6 (Confidentiality); 7 (Ownership of Intellectual Property) and 8 (Data Protection) otherwise, all other claims and/or recourse (for breach of contract, tort (including negligence and strict liability, or otherwise) sought by the Codere Group, which may arise from the breach of this Agreement (other than those set forth above in this Clause 11.3), shall be capable of being brought by the Codere Group solely and exclusively against NOVELLY, and shall not be capable of being brought against Mr. Edree for any reason. For the purposes of clarification, Mr. Edree shall not be held liable for any claims and/or loss or damage related to the normal course of business of the Codere Group that are not directly or indirectly linked to any acts or omissions of Mr Edree where he would have acted (or omitted to act) with wilful misconduct or negligence.

11.4.	The aggregate of Mr. Edree’s and/or NOVELLY liability, as the case may be, shall be limited to the total amount actually paid to NOVELLY under this Agreement calculated as the aggregate of Fixed Fees, Variable Fees and SF accrued up to the Exercise Date as if the Agreement had been in force and effect for five (5) years from the Effective Date. Notwithstanding the foregoing, such limitation of liability shall not apply in the case of death or personal injury, fraud or any sort of liability that, by law, cannot be excluded or limited, breach of any Codere Group Policy, breach of applicable date protection and/ or IP rules and regulations and any deliberate breach of obligations under this Agreement.

12.	ASSIGNMENT

12.1.	Agreement binding on successors and permitted assignees

This Agreement shall be binding on and inure for the benefit of the successors and permitted assignees of the parties.

12.2.	No assignment generally

No party may assign, transfer, declare a trust of the benefit of, or in any other way alienate, or create rights over, any of its rights or benefits under this Agreement whether in whole or in part save as provided in clause 12.3.

12.3.	Permitted assignments

Codere may, without the consent of NOVELLY and Mr. Edree, assign all or any part of the benefit of, or its rights or benefits under, this Agreement together with any causes of action arising in connection with any of them to any company of the Codere Group, provided that NOVELLY and Mr. Edree are informed in writing in advance of such assignment; and

12.4.	Unpermitted assignment void

Any purported assignment in contravention of clauses 12.2 and 12.3 shall be void.

13.	GENERAL

13.1.	Remedies cumulative

The rights, remedies, and powers provided to a party under this Agreement are cumulative and in addition to, and are not exclusive of or in substitution for, any rights, remedies, and powers otherwise available to that party.

13.2.	No third-party beneficiaries

This Agreement does not confer any rights or remedies upon any Person other than the parties and their respective heirs, trustees, executors, administrators, and other legally appointed representatives, successors and permitted assigns.

13.3.	Severability

The invalidity or unenforceability of any particular term of this Agreement will not affect or limit the validity or enforceability of the remaining terms.

13.4.	Waiver

a)	Requirements. No waiver of satisfaction of a condition or non-performance of an obligation under this Agreement is effective unless it is in writing and signed by the party granting the waiver.

b)	Scope of waiver. No waiver by a party will extend to any subsequent non-satisfaction or non-performance of an obligation under this Agreement, whether or not of the same or similar nature to that which was waived.

c)	Rights and remedies. No waiver by a party will affect the exercise of any other rights or remedies by that party under this Agreement. Any failure or delay by a party in exercising any right or remedy will not constitute, or be deemed to constitute, a waiver by that party of that right or remedy. No single or partial exercise by a party of any right or remedy will preclude any other or further exercise by that party of any right or remedy.

In witness whereof, the Parties sign the present document in duplicate to one sole purpose. Without prejudice to any of the foregoing, the Parties reserve the right to execute this Agreement via electronic means with the assistance of counsel and shall exchange printed originals as early as possible.

/s/ Gonzalo de Osma
/s/ Moshe Edree

CODERE

/s/ Thekla Christofi
(for Bestserve Nominees LTD - Director)

NOVELLY

/s/ Moshe Edree
Mr. Moshe Edree

Annex III

The OLBP

Annex 1.3

Copy of the Policy

Avda. de Bruselas, 26

28108 Alcobendas

Madrid

Tel.: 91 354 28 00

Fax: 91 662 70 70

CODE OF CONDUCT

IN THE SECURITIES MARKETS

INTRODUCTION OR PREAMBLE

PRELIMINARY TITLE. DEFINITIONS

Article 1.- Definitions

TITLE I.- SCOPE OF APPLICATION

Article 2.- Persons to whom the Internal Code of Conduct applies

Article 3.- Register of persons subject to the Internal Code of Conduct

TITLE II.- RULES OF CONDUCT IN CONNECTION WITH PERSONAL TRANSACTIONS IN AFFECTED SECURITIES

Article 4.- Duty to inform Related Parties

Article 5.- Reporting of Personal Transactions in Affected Securities

Article 6.- Limitations to Personal Transactions in Affected Securities

Article 7.- Portfolio Management

TITLE III.- RULES OF CONDUCT IN CONNECTION WITH INSIDE INFORMATION

Article 8.- List of Insiders

Article 9.- Obligations with respect to Inside Information

Article 10.- Safeguards and handling of Inside Information

Article 11.- Prohibitions on Inside Information

Article 12.- Public dissemination of Inside Information

Article 13.- Delays in the public dissemination of Inside Information

Article 14.- Market Prospecting and Inside Information

TITLE IV.- RULES OF CONDUCT TO AVOID MARKET MANIPULATION

Article 15.- Market manipulation

TITLE V.- TREASURY SHARE POLICY

Article 16.- Treasury share transactions on Company shares

TITLE VI.- CONTROL AUTHORITY

Article 17.- Composition and functions of the Control Authority

TITLE VII.- CONFLICTS OF INTEREST

Article 18. Definition and principle of action.

Article 19. Management of conflicts of interest

TITLE VIII.- NON-COMPLIANCE

Article 20.- Effects of non-compliance

TITLE IX.- VALIDITY

Article 21.- Entry into force

TRANSITORY DISPOSITIONS

CODE OF CONDUCT

IN THE SECURITIES MARKETS OF CODERE, S.A.

INTRODUCTION OR PREAMBLE

This Internal Code of Conduct (the “Code of Conduct” or the “Code”) of CODERE, S.A. (“Codere” or the “Company”) and its subsidiaries (“CODERE Group” or the “Group” ) in the Securities Markets has been approved by the Board of Directors of Codere, S.A., in compliance with the provisions of the revised text of the Law on the Securities Markets approved by Royal Legislative Decree 4/2015 of 23 October (hereinafter the “Securities Market Act” or “LMV” for the Spanish initials). It has been developed in accordance with LMV, Regulation (EU) 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (the “Market Abuse Directive”) and its implementing regulations.

The purpose of this Code is to regulate the rules of conduct to be observed by persons included in the scope of its application in their actions on the securities markets. The Code provides appropriate controls and the transparency needed for proper management and control by the Company of Inside Information and its dissemination, market prospecting, treasury share transactions, personal transactions subject to communication, and preparation or execution of conduct that may involve market manipulation. Additionally the Code includes some regulation to reduce conflicts of interests. All this in order to protect the interests of investors in the securities of the Company and in the benefit of market integrity.

PRELIMINARY TITLE. DEFINITIONS

Article 1.- Definitions

For the purposes of this Code, the following definitions shall apply:

External advisers: Natural or legal persons who are not considered Affected Personas, that provide financial, legal, consultancy services or any other assistance to the Company through a civil or commercial relationship, on their own behalf or on behalf of another and which, as a result, may gave them access to Inside Information.

CNMV: The Spanish National Securities Market Commission

Confidential documents: The documents, regardless of medium, that contain Inside Information.

Codere Group: “Codere” and its subsidiaries and affiliated companies that are, with respect to the former, in any of the situations provided for under Article 42 of the Code of Commerce.

Inside Information: Any information of a precise nature which has not been made public, relating, directly or indirectly, to “Codere” or any other Group company, or one or more of the Affected Securities, and which, if made public, could materially influence the price of the Affected Securities.

Information of a precise nature is considered as that which refers to a series of circumstances that exist, or may reasonably be expected to exist, or a fact that has happened, or could reasonably be expected to happen, always provided that said information is specific enough to allow any conclusions about the effects of those circumstances or that fact could have on the prices of the Affected Securities.

In this regard, in the case of a process extending over time which is intended to generate or that results in certain circumstances or a specific fact, both said circumstance or future fact and the intermediate stages of said process which are linked to the generation or result of said future circumstance or fact may be regarded as information of a precise nature.

An intermediate stage of a lengthy process in time will be considered Inside Information if it, by itself, meets the criteria for Inside Information mentioned in this Code.

The information which can have a significant effect on the prices of the Affected Securities of the derivative financial instruments related thereto, is considered as information that a reasonable investor would likely use as one of the basic elements behind their investment decisions.

List of Insiders: List to be created, maintained and updated during operations, projects, processes or situations where information is generated or received which may be classified as Inside Information, in which the personal data of the Insiders is reflected as required under applicable law.

Personal Transactions: Any transaction executed on your own behalf by the Affected Persons on the Affected Securities, which include not only transactions for the purchase or sale of the Affected Securities, but also loans, pledges, free receipt and transactions carried out within the framework of a life insurance policy resulting in an investment in Affected Securities, as well as any other provided for in applicable legislation.

Control Authority: The body governed under Title VI of this Code of Conduct.

Affected Persons: The following:

1.	Persons with Management Responsibilities.
2.	Any other persons linked in a stable manner with the Company who keep a relationship with the Company and may have access to Inside Information.
3.	Any other personnel of the Company whose work is related to activities in the securities market.
4.	Any other personnel determined by the Company.

Insiders: People who have an employment contract with the Company or serve as External Advisers, which regularly or recurrently, have temporary or transient access to Inside Information of “Codere” in connection with their participation or involvement in an operation or internal process, during the time that they are included on the Insider List.

Persons with Management Responsibilities: Members of the governing body or other management or supervision bodies in the Company and Senior Executives that do not form part of such bodies but directly or indirectly have regular access to Inside Information of the issuer and have decision-making management powers affecting the future developments and business prospects of the Company.

Related Parties: Those who maintain any of the following links to Persons with Management Responsibilities:

(i)	The spouse of the Person with Management Responsibilities or the person in an equivalent situation in accordance with national legislation.

(ii)	The dependent children of the Person with Management Responsibilities.

(iii)	Those other relatives living with the Person with Management Responsibilities or are dependent thereon, for at least one year before the date on which the existence of such status is determined.

(iv)	A legal person, trust or partnership in which the Person with Management Responsibilities or the persons mentioned in the previous sections hold a managerial position, or it is directly or indirectly controlled by such person, or has been set up for the benefit thereof, or whose economic interests are substantially equivalent to those of such person.

(v)	Any other person or entity so considered under the legislation in force at such time.

Market prospecting: It consists of communicating information to one or more potential investors, prior to the announcement of an operation, to assess their interest in a possible transaction and the conditions relating thereto, such as the potential price or volume.

Market Prospecting is also considered as providing Inside Information when the goal is to make a tender offer for securities or a merger when (a) the information is necessary to enable the holders of the securities to form an opinion on their willingness to offer their securities and (b) the disposition of such holders to offer their securities is reasonably necessary to take the decision to make the tender offer or merger.

Market Abuse Directive: EU Regulation No. 596/2014, of the European Parliament and of the Council of 16 April 2014 on market abuse.

Company: Codere, S.A.

Affected Securities:

(i)	Equity or fixed income securities issued by the Company which are traded on a secondary market or other regulated exchange, MTFs or other organised secondary markets, or for which the Company has completed an application for admission to trading in any such markets or systems.

(ii)	Financial instruments and contracts of any kind that grant the right to acquire the securities indicated in (i).

(iii)	Financial instruments and contracts with underlying securities mentioned in (i).

(iv)	For the sole purpose of the rules of conduct in relation to Inside Information contained in Title III of this Code, the securities and financial instruments issued by other companies or entities other than the Company, for which Inside Information is available.

TITLE I.- SCOPE OF APPLICATION

Article 2.- Persons to whom the Internal Code of Conduct applies

1.	This Code applies to the Affected Persons.

2.	The Related Parties will have the obligations that apply under the Market Abuse Directive and its implementing regulations, which also are contained in Title II (Personal Transactions on Affected Securities) of this Code.

3.	The Insiders will have the obligations that apply under the Market Abuse Directive and its implementing regulations, which also are contained in Title III (Inside Information) of this Code.

Article 3.- Register of persons subject to the Internal Code of Conduct

1.	The Company shall maintain a record of the Persons to whom this Code shall apply. Said register will be available to the competent authorities.

2.	The Affected Persons shall be informed of their inclusion in this register and that they are subject to the Code and the offences and penalties, if any, arising from the breach thereof, as well as the criteria provided in the regulations on Protection of Personal Data. Accordingly, the said persons shall be given a copy of the Code and sign proof of receipt and acceptance.

TITLE II.- RULES OF CONDUCT IN CONNECTION WITH PERSONAL TRANSACTIONS IN AFFECTED SECURITIES

Article 4.- Duty to inform Related Parties

Persons with Management Responsibilities shall inform their respective Related Parties in writing on the obligations of the latter under Market Abuse Directive and its implementing regulations, particularly those arising from the performance of Personal Transactions on Affected Securities, certifying to the Company the performance of such notification. They must also report all changes that occur in the relationship with Related Parties. The Company shall prepare a list of Persons with Management Responsibilities and their Related Parties.

Article 5.- Reporting of Personal Transactions in Affected Securities

1.	Persons with Management Responsibilities and Related Parties, in accordance with the provisions of the Market Abuse Directive and its implementing regulations, must notify the Control Authority of the Company, by any means proving acknowledgement of receipt and within three working days, of the performance of Personal Transactions in Affected Securities indicating the date, type, volume, price, number and description of the Affected Securities, and the proportion of voting rights attributed to the Affected Securities in their personal power after the operation, and the market venue on which the Personal Transaction was executed, if applicable.

The provisions of the preceding paragraph shall apply to any Personal Transaction when a total of five thousand (5,000) euro is or will be reached within a calendar year or any higher amount as determined by the CNMV. The above threshold shall be calculated as the sum of all Personal Transactions without any offsetting against each for other Personal purchase and sale Transactions.

2.	Persons Affected different from those mentioned in the previous paragraph must notify the Control Authority of the Company, by any means proving acknowledgement of receipt, and within three working days of the execution of Personal Transactions in Affected Securities, in accordance with the communication model set by the Control Authority, and the minimum threshold outlined in the second paragraph of section 1 above shall apply.

3.	The Company, through the Control Authority may require the persons referred to in the preceding paragraphs to expand the information provided on the Personal Transactions in Affected Securities which they have reported.

4.	The Control Authority of the Company shall maintain a file of the communications referred to the preceding paragraphs. The contents of that file will be kept confidential and may only be disclosed to the board of directors or the person designated thereby during the course of a specific transaction, as well as to judicial and administrative authorities under the relevant procedures.

5.	The provisions of the preceding paragraphs shall be without prejudice the mandatory notifications of Personal Transactions to the CNMV by Directors, Senior Executives and other persons to whom the Internal Code applies, under the current regulations.

Article 6.- Limitations to Personal Transactions in Affected Securities

1.	The persons listed below shall refrain from transactions on their own or on behalf of others, directly or indirectly, in the Affected Securities, in the following periods:

a)	Affected Persons, during a period of thirty (30) calendar days prior to the date of publication by the Company of the annual, semi-annual or quarterly financial reports or interim management statements and in any case, from the time they are first aware of such statements and reports and until their publication.

b)	Insiders when they become aware of Inside Information on the Affected Securities and/or the Company, until they cease to be such, in accordance with the provisions of this Code.

c)	During the period expressly set the Control Authority, in special cases, for the purpose of better compliance with the rules of conduct or exigency of the circumstances at any given time.

2.	Notwithstanding the provisions of Titles III (Inside Information) and IV (Market Manipulation) of this Code and other applicable regulations, the Control Authority may authorize the Affected Persons to perform Personal Transactions in Affected Securities during a particular period for a limited time within those described in the 3.a) section of this Article in the following cases, and in any case, upon written request addressed to the Control Authority describing and justifying the Personal Transaction they are desire to perform and the specific transaction cannot be performed at any different time other than the limited period:

a)	In exceptional circumstances, such as severe financial difficulties, requiring the immediate sale of Affected Securities, due to the need of the Affected Person to confront a claim or legally enforceable financial commitment or duty to attend to a situation involving a payment to third party, including, tax debts.

b)	In the case of Personal Transactions in Affected Securities under or in connection with stock- option incentive schemes, or preferential subscription rights or free allotment of shares, or other employee plans that meet the legal requirements.

c)	In the case of Personal Transactions in Affected Securities in which no change in ownership of the securities in question.

3.	The Control Authority shall report at least once a year to the Appointments, Compensation and Corporate Governance Committee of Codere, S.A. on the authorisations requested.

Article 7.- Portfolio management.

When Affected Persons have signed a contract of discretionary portfolio management, in order to comply with reporting obligations on Personal Transactions in Affected Securities referred to in Article 5 of this Code, such contracts shall include in the obligation of the discretionary manager to immediately report the execution of transactions in Affected Securities.

TITLE III.- RULES OF CONDUCT IN CONNECTION WITH INSIDE INFORMATION

Article 8.- List of Insiders.

1.	When studying or negotiating any kind of legal or financial transaction or internal processes that generate or receive Inside Information, the persons knowing this information because of their work, position or function in connection with the Company, shall confidentially notify the Control Authority for the purpose of opening the corresponding section of the List of Insiders.

2.	The Insiders shall be added to the List of Insiders, the content and format of which shall comply with the applicable rules and, in any event, contain the following:

a)	Identity and Contact Data of Insider Persons.
b)	The reasons why such persons have been included in the List of Insiders.
c)	Date and time that the insiders had access to Inside Information.
d)	Date and time of creation and updating of the List of Insiders.

3.	The List of Insiders will be divided into separate sections that correspond to different Inside Information that have been identified. Each section will include the personal data of people who have access to the Inside Information that the section relates. The Company may insert in a supplementary section on the List of Insiders containing the data of persons who have permanent access to Inside Information. Insiders registered in this section will not be entered in the sections corresponding to each case of Inside Information.

4.	The List of Insiders must be updated, indicating date and time, in the following cases:

a)	When there is a change in the reasons why a person has been included in the List of Insiders;
b)	When necessary to add a new Insider;
c)	When an Insider ceases to have access to Inside Information.

5.	When during the stages of study and negotiation referred to in section 1 of this Article, the Company ceases to have an interest in such transaction or process or an Insider stops participating in the study or negotiation and no longer has access to the relevant Inside Information, the cessation of access to Inside Information shall be recorded in the appropriate section of the List. People who no longer have access to Inside Information, if the Inside Information still exists in the Company, the said Persons shall refrain from executing any transaction on their own behalf or on behalf of any third party, directly or indirectly, in the Affected Securities for thirty (30) calendar days following the date of cessation of access. This is without prejudice to the obligations and prohibitions on Insider Trading incumbent on both the Company and the Insiders.

6.	The data of the List of Insiders will be kept in electronic form available to the competent authorities for five (5) years from the date of creation or update.

7.	Insiders must be informed of their inclusion in the List of Insiders, that they are subject to these Rules, the rights and other criteria provided in the law regarding the protection of personal data, as well as their obligation to inform the Control Authority of the Company of the identity of any person who, in the normal course of their work, profession or position, provides Inside Information, so that these Insiders may be included in the List of Insiders. In the case of External Advisers, they must sign a confidentiality agreement, unless for professional status they are already subject to a duty of professional secrecy, and the provisions of Article 10.4 hereof shall apply.

8.	Insiders shall express written acknowledgement of their legal and regulatory obligations regarding Inside Information, the prohibitions on use and offences and penalties, if any, arising from Insider Trading and unlawful disclosure.

Article 9.- Obligations with respect to Inside Information

1.	All persons subject to this Code that have access to Inside Information are required to safeguard it and take appropriate measures to prevent such the abuse or unfair use of said information and, where appropriate, shall immediately take the necessary measures to correct the consequences that would have resulted without prejudice to its duty of cooperation or communication with the judicial and administrative authorities under the terms provided in the Securities Market Act and other applicable legislation.

2.	The general meetings with analysts, investors or media should be pre-planned so that people who participate in them do not disclose Inside Information that has not been previously disclosed to the market as stated in Article 12 of this Code.

3.	Persons subject to this Code shall notify the Control Authority of the existence of evidence of abusive or unfair use of Inside Information, and complete the instructions that the Control Authority issues.

Article 10.- Safeguards and handling of Inside Information

1.	During the period of preparation, planning or studying a decision that could lead to Inside Information, Affected Persons must exercise due diligence in its use and handling and adopt an attitude of secrecy, in order to avoid confusion or create false expectations in the markets.

2.	Regarding Inside Information, the following safeguards shall be enforced:

a)	Limit knowledge strictly to those persons, internal or external to the Company and the Group, to whom it is essential to disclose such information.

b)	Maintain a List of Insiders for each transaction or internal process that may entail access to Inside Information in accordance with the provisions of Article 8 of this Code.

c)	Adopt security measures regarding custody, filing, access, reproduction and distribution of the information.

d)	Monitor developments in the market on trading prices and trading volumes of the Affected Securities and rumours and news that the professional sources of financial information and media issue on this issue.

e)	Submit performing transactions in the Affected Securities to measures to prevent the investment or divestment decisions may be affected by insider knowledge.

f)	If an abnormal fluctuation of the price or the trading volume of the Affected Securities occurs, and prima facie evidence exists that such performance is occurring as a result of a premature, partial or distorted dissemination of the operation, you must take appropriate measures, including, where appropriate, a communication under applicable law, that report clearly and accurately state what the current operation is or contains a preview of the information to be supplied.

3.	In addition to the provisions of the preceding section and the List of Insiders provided for in Article 8 above, the treatment of Inside Information must comply with the following:

a)	Identification of the information as confidential. All documents containing Inside Information shall be clearly marked with the word “confidential” to indicate that its use is restricted to Insiders. In the case of electronic documents, the confidentiality thereof shall be indicated before access to the information is granted.

b)	Codename. When any operation or internal process qualifies as Inside Information, it shall be given a codename with which the transaction documents or internal process in question and the section of the List of Insiders referring to that Inside Information shall be designated.

c)	Filing. Confidential Documents shall be filed separately from other ordinary documents in different places designated for this purpose, which have special protective measures to ensure access only to Insiders. In particular, such files will be protected in restricted access areas under lock and key or using products with regular updating of passwords.

d)	Distribution and reproduction The general distribution and dispatch of Confidential Documents will always be made by a secure means to ensure the maintenance of confidentiality. In particular, you will seek to limit to the e-mail transmission to a minimum. The recipients of reproductions or copies of Confidential Documents shall refrain from making additional copies or making any distribution thereof and will be included in any case, in the List of Insiders, with the consequences set out in Article 8 above.

e)	Return or destruction of Confidential Documents. If an operation or internal process for withdrawal is concluded, all persons with access to Inside Information must return or destroy the Confidential Documents when so required by the Company.

f)	Liability. Insiders shall be severally liable for compliance with the measures described above, and any other with which they are required to comply by access to Inside Information, and without prejudice to other security measures as be provided by the Company to the Affected Persons.

4.	When Inside Information is transmitted to External Advisers, it should be restricted to the maximum and performed as late as possible, adopting the following measures designed to ensure confidentiality:

a)	Before proceeding to the transmission of the information, confirmation must be obtained from the External Adviser this it has measures to safeguard the confidentiality of the information they will receive.

b)	Also, equally before transmission, External Advisers must sign a confidentiality agreement, which recognize the character of the information they are transmitted as Inside Information, and the specific conditions under which they must keep the confidentiality thereof.

c)	External Advisers may not transmit the information to any third parties.

d)	The External Adviser shall appoint, if applicable, a person or internal body responsible for advising and enforcing appropriate measures and procedures to maintain the confidentiality of the information.

e)	The obligation of confidentiality of the External Adviser will remain until the Inside Information is no longer considered as such.

Article 11.- Prohibitions on Inside Information

1.	None of the persons included in article 2 of this Code shall:

a)	Perform or try to perform insider dealings.

b)	Recommend to others to engage in insider dealing, or inducing another person to engage in insider dealing.

c)	Unlawfully disclose Inside Information.

2.	For the purposes of the above provisions, insider dealings arises where a person possesses Inside Information and uses it:

-	Acquiring or disposing of, for its own account or for the account or a third party, directly or indirectly, Affected Securities.

-	Cancelling or amending an order concerning the Affected Securities where the order was placed before the person concerned possessed the Inside Information.

-	Following the recommendation or induction, when the person who follows it know or should know that it was based on Inside Information.

3.	For the purposes of the above provisions, recommending that another person engage in insider dealing, or inducing another person to engage in insider dealing, arises where the person possesses inside information and:

-	Recommends, on the basis of that information, that another person acquire or dispose of Affected Securities to which that information relates, or induces that person to make such an acquisition or disposal, or

-	Recommends, on the basis of that information, that another person cancel or amend an order concerning the Affected Securities to which that information relates, or induces that person to make such a cancellation or amendment.

4.	For the purposes of the above provisions, unless the CNMV determines that there is no legitimate reason for their performance, a person who possesses Inside Information that has operated in the following cases will not be regarded as a person subject to this Code:

a)	Provided that such person executes a transaction to acquire, transfer or assign Affected Securities and this transaction is made in good faith in compliance with a matured obligation and not to circumvent the ban on Insider Trading, and:

(i)	This obligation is derived from an order given or an agreement concluded before the person concerned had knowledge of Inside Information, or

(ii)	The transaction is intended to comply with a law or regulation prior to the date on which the person concerned was aware of Inside Information.

b)	In general, those made in accordance with applicable law.

5.	It shall not be deemed from the mere fact that a legal person is or has been in possession of inside information that that person has used that information and has thus engaged in insider dealing on the basis of an acquisition or disposal, where that legal person:

a)	Has established, implemented and maintained adequate and effective internal arrangements and procedures that effectively ensure that neither the natural person who made the decision on its behalf to acquire or dispose of financial instruments to which the information relates, nor another natural person who may have had an influence on that decision, was in possession of the inside information; and

b)	Has not encouraged, made a recommendation to, induced or otherwise influenced the natural person who, on behalf of the legal person, acquired or disposed of financial instruments to which the information relates.

Article 12.- Public dissemination of Inside Information

1.	Without prejudice to the obligations regarding Inside Information and duty to safeguard the same regulated in Articles 9 and 10 hereof, the Company shall publish Inside Information which directly concerns the Company as soon as possible in order to allow fast and complete access and correct and timely assessment of the information by the public. The content of the communication shall be true, clear, complete and, when required by the nature of the information, quantified, so that it does not cause confusion or deception. The public disclosure of Inside Information cannot be combined with the marketing of Company activities.

2.	For the purpose of meeting the obligations outlined in the previous section, the Company shall send Inside Information to the CNMV for dissemination and inclusion in the official register regulated under the rules of the securities market act.

3.	Inside Information will also be disseminated through their inclusion on the website of the Company, maintaining the same for at least five (5) years.

4.	When a significant change occurs in the Inside Information previously communicated, it must be immediately disclosed to the market in the same way.

5.	In any case, the content and dissemination of Inside Information shall comply with the provisions of the securities market act as may be applicable at any time.

Article 13.- Delays in the public dissemination of Inside Information

1.	The Company, under its responsibility, may delay the public disclosure of Inside Information, provided that all the following conditions are met:

a)	That immediate disclosure could prejudice the legitimate interests of the Company;

b)	That the delay in disclosure could not lead the public to confusion or deception;

c)	The Company is able to ensure the confidentiality of the Inside Information.

2.	For processes extended over time developed in different stages with which it is intended to generate or that results in certain circumstances or a specific event, the Company may delay the public disclosure of Inside Information regarding this process, subject to the conditions set out in the preceding section.

3.	In the event that the public dissemination of Inside Information as stated in the preceding paragraphs is delayed, the Company shall inform the CNMV of the decision to delay its dissemination, under the terms established in the applicable legislation.

4.	Also, in the case of the delayed dissemination of Inside Information and the confidentiality thereof can no longer be guaranteed (e.g. in cases where a rumour refers expressly to such information, when the degree of accuracy of the rumour is sufficient to indicate that confidentiality is no longer guaranteed), the Company shall make the information public as soon as possible.

Article 14.- Market Prospecting and Inside Information

1.	When the Company decides to conduct Market Prospecting to establish internal procedures to carry it out.

2.	Before starting the Market Prospecting, it will assess whether such prospecting involves the communication Inside Information, recording their conclusion and the reasons therefore in writing.

3.	Prior to the communication of Inside Information within the framework of Market Prospecting, the following requirements must be met:

a)	Obtain the consent of the person receiving the Market Prospecting to receive Inside Information.

b)	Inform the recipients that they are prohibited from using such information, or attempting to use, performing any Transaction in the Affected Securities based on this Inside Information.

c)	Inform the person receiving the Inside Information that by accepting the information they are obligated to maintain its confidentiality.

4.	When the information has been communicated to a person in the course of a market prospecting is no longer considered Inside Information at the discretion of the company, the Company must report that fact to the recipient as soon as possible.

5.	The Company shall maintain a record of the information provided in the context of Market Prospecting that must conform to the provisions of applicable legislation at all times. The data recorded shall be maintained for at least five (5) years and shall be communicated to the CNMV when so required.

TITLE IV.- RULES OF CONDUCT TO AVOID MARKET MANIPULATION

Article 15.- Market Manipulation

1.	Affected Persons, and in any case the Insiders will refrain from preparing or performing any type of practice that may involve market manipulation, in accordance with applicable law at all times. They should also refrain from the mere attempt to perform any of the above behaviours.

2.	For this purpose, market manipulation shall include the following activities, without prejudice to any other that may be established by applicable legislation:

a)	Execute a transaction, give an order to trade or any other behaviour that:

(i)	transmit or may transmit false or misleading signals as to the supply, demand or price of an Affected Security, or

(ii)	set or may set an abnormal or artificial level for the price of one or more Affected Securities, unless the person who entered into the transaction or had given the order to trade or made any other conduct demonstrates that operation, order or behaviour is legitimate and in accordance with market practice accepted by the CNMV.

b)	Execute a transaction, give an order to trade or any other activity or conduct that affects or may affect, through fictitious mechanisms or any other form of deception or contrivance, the price of one or more Affected Securities.

c)	Disseminating information through the media, including the Internet, or by any other means, and transmitting or which may transmit false or misleading signals as to the supply, demand or price of an Affected Security, or can be set an abnormal or artificial price for one or more Affected Securities, including the dissemination of rumours, when the author of the dissemination knew or should have known that the information was false or misleading.

Conduct consisting of taking advantage of access, occasionally or regularly, to the media, traditional or electronic, to present an opinion on the Affected Securities (or, indirectly, on the Company) after having traded in these securities, and then taking advantage of the effects that the views expressed have on price, without having simultaneously revealed to the public the conflict of interest in an adequate and effective manner shall also be considered market manipulation.

d)	Transmitting false or misleading information or providing false information in relation to a benchmark, when the author of transmission or data knew or should have known that they were false or misleading, or any other conduct involving manipulation of calculating a benchmark index.

e)	The intervention of a person, or several in concert, to secure a dominant position on the supply or demand of the Affected Securities, which affects or could affect the fixing, directly or indirectly, purchase or sales price, which creates or can create unfair trading conditions.

f)	The formulation of orders, including cancellation or modification thereof, through any trading methods available, including electronic means such as algorithmic and high frequency trading strategies, producing some of the effects referred to in sections a) and b) above.

g)	The purchase or sale of Affected Securities, at the time of opening or closing of the market, which has or may have the effect of misleading or deceiving investors based on the prices shown, including opening or closing prices.

3.	The following orders or trades shall not be considered market manipulation:

a)	Those which originate in the execution by the Company of buyback or stabilisation programmes, provided that the legally established conditions for them are met; and

b)	In general, those made in accordance with applicable law.

TITLE V.- TREASURY SHARE POLICY

Article 16.- Treasury share transactions on Company shares

1.	For the purposes of this Code, those transactions carried out directly or indirectly, by the Company in its own shares or other financial instruments or contracts of any kind, whether or not traded on an organised stock exchange or other secondary markets, conferring the right to acquire or whose underlying assets are shares of the Company shall be deemed treasury shares.

2.	The treasury share transactions for legitimate purposes, such as, among others, to provide investors with liquidity and sufficient trading volume of the shares of the Company, buyback programmes agreed in the General Meeting of Shareholders of Company or by the Board of Directors, to comply with previously legitimate commitments, or any other acceptable purposes in accordance with applicable law. In no case shall treasury share transactions respond to a purpose of intervention in the free process of price formation in the market or the favouring of certain shareholders.

3.	The Company is required to submit to performing transactions in the Treasury Shares to measures that prevent investment or divestment decisions may be affected by Inside Information.

4.	In the case of treasury share transactions carried out in the framework of a buyback programme or for stabilisation of securities, or that are made under liquidity contracts or under other accepted market practices, or the sales during a public offering of securities or private placements or any other carried out on market to meet legal requirements that do not result in the application of prohibitions on Insider Trading.

5.	The Company shall observe all obligations arising from the requirements applicable legislation in all treasury share transactions.

6.	The Company shall determine the person responsible for managing the treasury share. This person will try to manage it separately, and will perform the following functions:

a)	Manage the treasury shares in accordance with the provisions of this Code and such rules as may apply at any time.

b)	Monitor developments in the shares of the Company in the markets.

c)	Carry out official notifications of treasury share operations and liquidity contracts, as required by the provisions in force at any time.

d)	Maintain proper records control and records of treasury share transactions ordered and executed.

e)	Inform the Chairman of the Board of the Company, upon request thereof, on the evolution of the market price of the Company’s shares in the markets and on treasury share transactions and liquidity contracts that the Company has signed or subscribed.

f)	Report regularly to the Audit Committee on treasury share transactions.

TITLE VI.- Control Authority.

Article 17.- Composition and functions of the Control Authority

1.	The Control Authority shall be appointed by the Board of Directors of the Company and may be comprised of one or more persons.

2.	The Control Authority shall ensure compliance with this Code, and for that purpose, its functions shall include:

a)	Inform Affected Persons of the obligations and responsibilities they have by virtue of this Code.

b)	Interpret this Code, resolving the doubts which may arise.

c)	Guard and keep a record of communications received in compliance with the Code.

d)	Develop, update and keep the List of Insiders and registration of Affected Persons, without prejudice to other possible charge of these functions within the Company.

e)	Any other expressly established in the Code, and those which may be entrusted thereto by the Board of Directors, the CEO or the Audit Committee.

3.	To fulfil its functions, the Control Authority may request information, documentation or records it deems necessary from the persons subject to the Code. It may also request the assistance of any employee of the Company.

4.	The functions and powers of the Control Authority conferred by the Code do not limit, affect or determine the powers of the Board of Directors of the Company and the Audit Committee thereof, under current legislation, the Bylaws and Regulations of the Board of Directors.

TITLE VII.- CONFLICTS OF INTEREST.

Article 18. Definition and principles of action.

1.	To the effects and purposes of this Code, situations of conflict of interest shall be considered to be any situation in which a direct or indirect conflict arises, or may potentially arise, between the interests of the Codere Group and those Affected Persons or persons related to them, whether on account of the person’s personal circumstances or business activity, family relationships, assets or for any other reason, and which could compromise the impartial conduct of such person subject to the Code in the eyes of an external observer.

2.	The Affected Persons must adapt their actions in the context of conflicts of interest, in addition to what is stipulated in this Code, to the provisions in this regard established in the Regulations of the Board of Directors, to the extent in which such provisions apply.

The actions of any Affected Person, involved in a conflict of interest, must be based on the principles of prudence, loyalty to the Company and transparency.

Article 19. Management of conflicts of interest.

1.	Affected Persons must avoid, as far as possible, the onset of any situation which could involve, or could potentially involve, a conflict of interest.

In any case, whenever a situation arises that involves, or could potentially involve, a conflict of interest (and always before the closing of the operation or before the corresponding decision is agreed), the Affected Persons must report such situation immediately to the Secretary or Vice Secretary of the Board of Directors, making available to that body all of the information it may request in order to assess the circumstances of the case.

2.	The Secretary or Vice Secretary of the Board of Directors shall refer the case to the Appointments, Remuneration and Corporate Governance Committee to enable it to arrive at the appropriate decisions. Any doubt as to the possible existence of a conflict of interest must be consulted with the Appointments, Remuneration and Corporate Governance Committee prior to making any decision whatsoever which could be affected by such conflict of interest.

3.	The Secretary or Vice Secretary of the Board of Directors shall report on the conflict of interest existing to the person or persons involved in the management of the situation or in the adopting of the decisions to which such conflict refers.

4.	The Affected Person affected by a conflict of interest shall abstain from intervening in or influencing, either directly or indirectly, the transaction, decision or situation to which the conflict refers.

In the case of a conflict of interest, and as a general rule derived from the duty of loyalty to the Company, the interest of the Company and its Group must take precedence over that of the Affected Person.

TITLE VIII. NON-COMPLIANCE

Article 20.- Effects of non-compliance

1.	Failure to comply with the provisions of these Internal Rules of Conduct, as said Rules develop the provisions of securities market legislation, may result in administrative penalties and criminal responsibilities as relevant under said law.

2.	In the case of breach of this Code by people who have an employment relationship with the Company, it will be considered a labour violation in the terms resulting under applicable law and will be punished according to the provisions thereof.

TITLE IX.- VALIDITY

Article 21.- Entry into force

1.	This Code shall enter into force the day after its approval by the Board of Directors of the Company.

2.	The Control Authority shall provide a copy of this Code to Affected Persons, who shall sign a document acknowledging receipt.

3.	Upon entry into force of this Internal Code of Conduct in the field of securities markets, any previous regulation in force to date shall be repealed.

TRANSITORY DISPOSITIONS

One. Communication of Personal Transactions by the Directors of the Company

As far as it does not lead to a violation of the Spanish securities market act, the threshold set for the communication of Personal Transactions mentioned in art. 5.1 of this Code shall not apply to the Personal Transactions by Directors of the Company, who shall communicate all Personal Transactions performed. Similarly, the Directors of the Company shall inform the CNMV and the Company of the proportion of voting rights attributed by the Affected Securities in their possession at the time of acceptance of their appointment and that of their termination.

Two. Discretionary portfolio management

Contracts for discretionary portfolio management formalized prior to the entry into force of this Code shall conform to it, and until such time the portfolio manager shall not perform transactions in the Affected Securities.

Annex 2.1

Companies owned by NOVELLY and/or Mr. Edree

●	Amandi Energy Ltd. [Chairman of the Board of Directors];
●	Top Archive Ltd.; and
●	Sageway Ltd.

Annex 5.2

Companies owned by NOVELLY and/or Mr. Edree excluded from the definition of “Competitor” for the purposes of Clause 5

●	Mediaserve Ltd.;
●	Global Traffic Media Ltd.;
●	Moha ltd.;
●	Marketplay Ltd. [owner of the website named: www.mrplay.com];
●	Astex Group Corp. Ltd.; and
●	Novelly Investments Ltd.

Addendum One

This Addendum One ("Addendum One") is made this 30 day of November, 2020 (the “Addendum Effective Date”), by and between:

Codere Online Management Services Ltd. (hereinafter “Codere” or the “Company”);

And on the other part,

Novelly Investments Limited. (hereinafter “Novelly”)

and

Mr. Moshe Edree (hereinafter “Mr. Edree”)

The parties shall hereinafter be referred to collectively as the “Parties” and individually as a “Party”.

Witnesses:

i.	The Parties entered into that certain Service Agreement, which Effective Date is October 9, 2018 (hereinafter the “Service Agreement”); and

ii.	The Service Agreement determined that Novelly and Mr. Edree are to inter-alia lead the on-line division of Codere and, concurrently, the management of the on-line business of the Codere Group, as well as to develop a business plan in connection thereof; and

iii.	The Service Agreement sets forth Codere’s undertaking to finance all investments required for the development of the aforesaid on-line division, all marketing investments and all relevant brand expenses; and

iv.	The Service Agreement further sets forth that Novelly and Mr. Edree shall not be required to bear any costs and expenses related to the exertion of any of the recommendations and/or actions deriving from the Services; and

v.	Based on the respective Parties undertaking and assumptions in the Service Agreement, inter-alia those set forth in Section ii. through iv. above, the Parties consented to certain agreements in the Service Agreement, including in relation to the Term of the Service Agreement and the consideration due and payable to Novelly and/or Mr. Edree therein; and

vi.	Codere has recently informed Novelly and Mr. Edree that due to certain circumstances, which relate to Codere’s cash-flow difficulties and the Covid-19 pandemic, Codere is unable, within 2020, to fulfill its financial undertakings in the Service Agreement, including without limitation, those set forth in Section iii. above; and

vii.	Both parties agree to waive the breaches of their duties, and specifically those set forth in Sections vi above.

viii.	Consequent to Codere’s notice to Novelly and Mr. Edree (as set forth in Section vi above), the OLBP first presented by Novelly and Mr. Edree per the Service Agreement is no longer implementable, and as a result, Codere required Novelly and Mr. Edree to prepare a new business plan (“New forecast”) which is to be based on expenditure deriving solely from income generated by the on-line business, and moreover, to seek an equity partner to gap Codere’s cash-flow difficulties; and

ix.	Such actions to be taken by Novelly and Mr. Edree have adversely affected the financial benefit deriving from the Service Agreement, both for Codere and for Novelly and Mr. Edree.

x.	To mitigate the adverse effect, the Parties have agreed to enter into to this Amendment One, and to this end by affixing their respective signatures hereunder the Parties confirm that this Addendum One is a sufficient written instrument evidencing the changes set forth hereunder.

It is hereby agreed by the Parties as follows:

1.	This Addendum One shall be effective as of the Addendum Effective Date.

2.	Section 4.1.1 shall be deleted and replaced with the following wording:

“This Agreement shall take effect as of the Effective Date and shall remain in force until December 31st, 2025 (the “Term”), unless terminated in accordance with the terms hereof.”

Section 4.1.2. “Renewal” and 4.1.4 “Non-renewal” shall be deleted and removed, and thus, will not produce effects.

3.	Section 3.1.c) “Success Fee (“SF”) shall be deleted and replaced with the following wording:

“c) Success Fee (“SF”)

The SF will be an 8% share of the incremental value that is created by the OD as a consequence of the Services rendered by NOVELLY. The incremental value (IV) that is the basis of the SF will be calculated as follows:

IV= EV-BV-IC

Where:

EV = Exercise Value. Which will be calculated on the lapse of the seventh (7th) anniversary of the Effective Date (“Exercise Date”). It will be calculated as 9 times the normalized run rate EBITDA [last 6 months up to the first semester of 2025 multiplied by 2] (taking out any reasonable marketing expenses incurred for growth and non-recurring items).

BV = Base Value. Which will be calculated as a nine (9) times the normalized run rate EBITDA [last 2017 quarter multiplied by 4] of 2017 (taking out any reasonable marketing expenses incurred for growth and non-recurring items), capitalized up to the Exercise Date at a rate of 8% per annum. NOVELLY can conduct a due diligence of the Company´s 2017 OD income statement, at his own expense.

IC = Invested Capital. Which will be calculated as the total investment made by Codere whether in cash, assets or other form of contribution (at fair market value) to the OD from the Effective Date, capitalized up to the Exercise Date at a rate of 8% per annum.

The SF will vest at a rate of twenty (20)% the first and second year, and at a rate of twelve (12)% the subsequent years, and will be fully vested on the seventh anniversary of the Effective Date (the “Exercise Date”), unless there is a Company Sale Event, defined as:

(a)	a transaction involving a binding offer to acquire (together with the shares held by the prospective purchaser and any related parties) 100% of the shares in the Company for cash consideration that is successfully completed (provided that it shall be deemed to have been successfully completed if the purchaser achieves control in the Company as a result of such transaction); or

(b)	a transaction involving a binding offer to acquire (together with the shares held by the prospective purchaser and any related parties) at least 51% of the shares in the Company for cash consideration that is successfully completed; or

(c)	a merger of the Company resulting in a change of control of the Company.

If a Company Sale Event occurs the SF will be immediately considered fully vested at 100% on the consummation of the Sale Event.

The resulting SF amount will be subject to:

(a)	A maximum of €10 million.

20% of the SF will be payable only if the total shareholder return targets (“TSR”) of the whole Company are achieved in accordance to Codere’s management long term incentive plan.

“TSR” means the result of the following formula:

TSR = (Final Price + Dividends) / Initial Price

Where:

“Dividends” means the aggregate gross sum of all dividends paid per share by the Company to its shareholders from December 31st 2017 to December 31st 2021;

“Final Price” means the Price of each share of the Company on December 31st 2021 converted to USD at the then prevailing foreign exchange rate if the price is quoted in a currency other than USD;

“Initial Price” means USD 0.3655 per share; and

TSR targets are met if the TSR is above 3.5.

(b)	eighty (80) % of the SF will be paid independently of the TSR targets;

(c)	Claw back provisions: twenty-five (25) % of the due payments will be made with restricted shares of the Company and will be effectively released to NOVELLY upon the first (1st) anniversary of the Exercise Date and only if the run-rate EBITDA [based on the last six months multiplied by 2 at the anniversary] normalized for growth expenses [taking out any reasonable marketing expenses incurred for growth and non-recurring items] at such first (1st) anniversary has not deteriorated by more than 15% compared to the run-rate EBITDA used to calculate the SF.

The Company will calculate the SF and it will be approved by the Audit Committee of the Board of Directors of Codere and/or any other internal Codere body, as applicable. If NOVELLY does not agree with the calculations, the Audit Committee will hire a reputable independent expert to calculate the SF.

If the SF is higher from what was calculated by the Company, then the costs of the expert will be paid by the Company, and vice versa, in any case to the extent such costs are duly justified and reasonable.

Once the first SF is paid up, a new SF with similar characteristics may be negotiated between the Parties. The BV of a subsequent SF will be the EV of the previous one.

Notwithstanding the foregoing, should the EBITDA on the third (3rd) anniversary of the agreement negatively deviate by a delta equal to or higher than 25% from the OLBP, the SF will consequently be reduced by 25%.”

4.	In the event of the Company’s Sale Event, then the Company and each entity in the Codere Group applicable to the Services rendered in the Service Agreement by Novelly and/or Mr. Edree, undertake to inform the acquiring party in the Sale Event (or any other title given to the other party to the Sale Event), of the existence of the Service Agreement and this Amendment One, and to maintain them in force.

5.	Terms not otherwise defined in this Amendment One shall have the meaning ascribed to such capitalized word in the Service Agreement.

6.	Terms of the Service Agreement not otherwise specifically amended and/or replaced herein shall remain in full force and effect and without change, unless obvious and necessary change are required in order to give full effect of the Parties intentions under this Amendment One.

7.	This Addendum One forms an integral part of the Service Agreement.

In Witness Whereof, the Parties have signed this Addendum One on the date Addendum Effective Date:

/s/ Gonzalo de Osma /s/ Moshe Edree	/s/ Marianthi Tanti (on behalf of Besterve Nominees LTD)	/s/ Moshe Edree

Codere Online Management Services Ltd	Novelly Investments Limited	Mr. Moshe Edree